Exhibit 10.1

COMPUTER SOFTWARE INNOVATIONS, INC.

1661 E. Main Street, Suite A

Easley, SC 29642

January 6, 2006

Barron Partners LP

730 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: Mr. Andrew Barron Worden

Re:	Registration Rights Agreement dated February 10, 2005 by and between Computer Software Innovations, Inc., a Delaware corporation (“CSI”) and Barron Partners LP, a Delaware limited partnership (“Barron”), as amended on November 7, 2005

Dear Mr. Worden:

This letter is being provided to you in connection with the above-referenced Registration Rights Agreement between Barron and CSI (the “Agreement”). The Agreement relates to the transaction (the “Transaction”) in which Barron purchased 7,217,736 shares of Series A convertible nonvoting preferred stock of CSI (the “Preferred Stock”) and two warrants (the “Warrants”) to purchase 7,217,736 shares in the aggregate of the common stock of CSI. Under Section 2.2 of the Agreement, CSI agreed to use its best efforts to cause its registration statement filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2005 (the “Initial Registration Statement”) to be declared effective on or before June 11, 2005. Section 2.8 provides for liquidated damages to be paid by CSI to Barron in the event of our failure to cause a registration statement to be declared effective as required. As you are aware, we have previously entered into letter agreements (the “Extension Letters”) on four prior occasions extending the required registration statement effective date each time. The last waiver extended the required registration statement effective date until November 30, 2005.

As you are aware, on September 30, 2005 we withdrew the Initial Registration Statement in order to amend certain of the Transaction documents to respond to SEC comments and concerns. We subsequently filed a new registration statement (the “New Registration Statement”) on November 21, 2005. We are currently in the process of responding to SEC comments with respect to the New Registration Statement, and anticipate soon filing an amendment to the New Registration Statement.

In light of the foregoing, and pursuant to your recent communications with Tom Clinton, we respectfully request that Barron extend its waiver of CSI’s obligation under Section 2.2 of the Agreement pursuant to the Extension Letters to cause the registration statement to be declared effective by November 30, 2005, as well as the payment of related liquidated damages under

Section 2.8 with respect to any failure to achieve effectiveness by such date. In consideration of the waiver extension, CSI agrees with Barron that CSI shall be required to cause the registration statement to be declared effective on or before January 31, 2006. This waiver shall not otherwise affect Barron’s rights and CSI’s obligations under the Agreement, including the utilization of CSI’s best efforts to cause the registration statement to be declared effective with the SEC as soon as practicable and the payment of liquidated damages under Section 2.8 with respect to any future breach of such section.

If the extension of the required effective date until January 31, 2006 is acceptable to Barron, please so indicate by signing the attached duplicate original of this letter and returning it to me. Thank you in advance for your cooperation and attention to this matter. Please call me if you have any questions concerning the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and CEO

ACCEPTED AND AGREED TO

this 9th day of January, 2006.

BARRON PARTNERS LP

By:	Barron Capital Advisors LLC, its General Partner

By:	/s/ Andrew Barron Worden
Andrew Barron Worden, Managing Member
730 Fifth Avenue, 9th Floor
New York, New York 10019